Exhibit 21.1

Subsidiaries of the Company†

Zayo Group Holdings, Inc. is publicly held and has no parent.

Name of Subsidiary	State and/or Country of Incorporation or Organization
Zayo Group Australia Pty. Ltd.	Australia
Zayo Infrastructure Belgium NV	Belgium
Allstream Business Inc.	Canada
Zayo Canada Inc.	Canada
Serenisys SARL*	France
Zayo France SAS	France
Zayo Group France SAS	France
Zayo Infrastructure France SA*	France
Zayo Enterprise France SASU	France
Zayo Infrastructure Deutschland GmbH	Germany
Zayo Group (HK) Limited	Hong Kong
Emerald Bridge Fibres Limited*	Ireland
Zayo Infrastructure Ireland Limited	Ireland
Zayo Italy S.r.l.	Italy
MFN Japan KK	Japan
Zayo Infrastructure Nederland B.V.	Netherlands
Zayo Singapore Pte. Ltd.	Singapore
Zayo Group South Africa (Pty) Ltd.	South Africa
Zayo Infrastructure Spain, S.L.	Spain
Zayo Infrastructure Switzerland AG	Switzerland
FibreSpeed Limited	United Kingdom
Zayo Corporate UK Limited	United Kingdom
Zayo Group International Limited	United Kingdom
Zayo Group UK Limited	United Kingdom
Electric Lightwave, LLC	United States, Delaware
Zayo Capital, Inc.	United States, Delaware
Zayo Group, LLC	United States, Delaware
Zayo Professional Services, LLC	United States, Delaware
Allstream Business US, LLC	United States, Oregon
Zayo Group Latin America, LLC	United States, Delaware
Zayo Infrastructure Mexico S. DE R.L. DE C.V.	Mexico
Northeastern ITS LLC	United States, Pennsylvania
Zayo Brazil Holdings LTDA	Brazil
Zayo Infrastructure Brazil LTDA	Brazil

†As of June 30, 2019

*Indicates a company that is not wholly owned directly or indirectly by Zayo Group Holdings, Inc.